UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2012

Commission file numbers:

SunGard Capital Corp. 000-53653

SunGard Capital Corp. II 000-53654

SunGard Data Systems Inc. 1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On October 18, 2012, SunGard Data Systems Inc. (“SunGard” or the “Company”) issued a press release announcing that it intends to offer, in a private offering subject to market and other conditions, $500 million aggregate principal amount of senior subordinated notes due 2019 (the “notes”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Subsequently, on October 18, 2012, the Company increased the offering size to an aggregate principal amount of $1,000 million and set the coupon rate at 6.625%. The notes will be issued at 100% of par amount.

The Company intends to use the net proceeds from the offering, along with cash on hand, to repurchase or redeem all of its $1,000 million aggregate principal amount of 10 1/4% senior subordinated notes due 2015 (the “Existing Senior Subordinated Notes”). On October 18, 2012, the Company commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of its Existing Senior Subordinated Notes. The Company currently expects that it will exercise its right under the indenture governing the Existing Senior Subordinated Notes to optionally redeem any and all Existing Senior Subordinated Notes not purchased by the Company in the Tender Offer. This Current Report does not constitute an offer to purchase or a notice of redemption of the Existing Senior Subordinated Notes.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release, dated October 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD CAPITAL CORP.
SUNGARD CAPITAL CORP. II SUNGARD DATA SYSTEMS INC.

Date: October 23, 2012	By:	/s/ Charles J. Neral
Charles J. Neral
Senior Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

Exhibit 99.1	Press Release, dated October 18, 2012

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